Bunge Reports First Quarter 2020 Results

St. Louis, MO - May 6, 2020 - Bunge Limited (NYSE:BG) today reported first quarter 2020 results.

•	Q1 GAAP EPS of $(1.46) vs. $0.26 in the prior year; $(1.34) vs. $0.36 on an adjusted basis
•	Agribusiness executed well; results impacted by approximately $385 million of temporary mark-to-market losses on forward hedges
•	Strong quarter in Edible Oils; results impacted by timing differences
•	Progress on portfolio optimization with the announcement to sell 35 US grain elevators
•	Implemented additional safety measures in response to COVID-19
•	Maintaining strong liquidity position and durable balance sheet
➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “I am incredibly proud and grateful for our team’s commitment and performance during this highly challenging period. Bunge is a critical part of the global food infrastructure, and our team remains dedicated to ensuring that key feed and food ingredients are getting from farmers to consumers as we navigate this global crisis together.

“Our underlying business performed well during the quarter, and the mark-to-market adjustments we incurred are expected to reverse in the coming quarters. The work we have done to improve our operations, streamline our portfolio, and refine our approach to risk management has allowed us to remain nimble and adapt to evolving business and operational demands. We did not experience significant disruptions to our business from COVID-19 in the first quarter, although we did start to see the impact of changing consumer behavior in parts of our Edible Oils business in March.

“Without question this will continue to be a challenging year, but we have a strong platform, a resilient team, and a remarkable base of customers on both ends of the supply chain that will allow us to continue to perform our critical role in the global food infrastructure and drive value along the way.”

1

➢	Financial Highlights

	Quarter Ended March 31,
US$ in millions, except per share data	2020	2019
Net income (loss) attributable to Bunge	$(184)	$45

Net income (loss) per common share-diluted	$(1.46)	$0.26

Net income (loss) per common share-diluted, adjusted (a)	$(1.34)	$0.36

Total Segment EBIT (a)	$(170)	$151
Certain (gains) & charges (b)	5	15
Total Segment EBIT, adjusted (a)	$(165)	$166
Agribusiness (c)	$(127)	$149
Oilseeds	$(152)	$115
Grains	$25	$34
Edible Oil Products	$46	$60
Milling Products	$18	$22
Sugar & Bioenergy	$(50)	$(18)
Fertilizer	$5	$2
Corporate and Other (d)	$(57)	$(49)
(a)	Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; Net income (loss) per common share-diluted, adjusted; Adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website. See Note 11 for a reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations.
(b)	Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for detail.
(c)	See Note 10 for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.
(d)	Corporate and Other includes salaries and overhead for corporate functions that are not allocated to the Company’s individual business segments, as well as certain other activities including Bunge Ventures and the Company’s captive insurance and securitization activities, as presented in Note 6.

2

➢	First Quarter Results

Agribusiness

In Oilseeds, average soy processing margins were lower in all regions compared to a strong prior year, with the exception of China, which benefited from tight soymeal supplies and reduced bean availability. Average softseed processing margins were higher in all regions. As COVID-19 began to spread globally, concerns about soymeal availability caused global oilseed processing margins to spike toward the end of the quarter. As a result of these increasing processing margins, we incurred approximately $100 million of mark-to-market losses related to forward oilseed crushing contracts. In addition, as vegetable oil values declined during the quarter, we recorded a mark-to-market loss of $195 million on forward hedges related to our oil pipeline that serves our downstream Edible Oils customers. We expect the majority of these timing losses to reverse during the course of the year.

Results in Grains were primarily driven by origination in Brazil as the pace of farmer commercialization accelerated in response to an increase in local prices caused by the devaluation of the Brazilian real. Ocean Freight also had a strong quarter, benefiting from excellent execution; however, results were impacted by approximately $90 million of mark-to-market losses, primarily related to forward bunker fuel hedges, driven by the decline in global energy prices. We expect the majority of these timing losses to reverse during the course of the year.

Edible Oil Products

Higher results in North America, Europe and Argentina were more than offset by lower results in Brazil and Asia. Excluding approximately $20 million of net unfavorable timing differences, $6 million of which are expected to reverse in future periods, results were higher than prior year. The impact of COVID-19 was relatively limited as lock-downs and restrictions varied by region. However, toward the latter part of the quarter, we started to see reduced demand from foodservice and biofuel channels.

Milling

Improved performance in Brazil, which benefited from higher volumes from food processors, was more than offset by lower results in North America due to a decline in margins from lower yields.

Sugar & Bioenergy

Segment results for this quarter reflect our share of the earnings of our 50/50 joint venture with BP. By contrast, first quarter 2019 results reflected our 100 percent ownership of the Brazilian sugar and bioenergy operations that we contributed to the joint venture in December 2019. Additionally, results of the joint venture are reported on a one-month lag.

The loss in the quarter reflects the seasonally slow intercrop period, as well as approximately $25 million in foreign exchange translation losses on U.S. dollar denominated debt of the joint venture due to depreciation of the Brazilian real.

Fertilizer

Higher segment results reflect improved performance in our Argentine operation which benefited from higher margins, which more than offset lower volume.

3

Cash Flow

Cash used by operations in the quarter ended March 31, 2020 was $439 million compared to cash used of $402 million in the same period last year. Adjusting for the beneficial interest in securitized trade receivables, cash used by operating activities was $9 million compared with cash used by operating activities of $158 million in the prior year. This increase was primarily driven by improved working capital management.

Income Taxes

For the quarter ended March 31, 2020, the Company recognized an income tax benefit of $55 million.

➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic and provides guidance to its facilities worldwide. Each of Bunge’s facilities around the globe is taking steps to respond to COVID-19 based on the nature of its operations and the actions being taken by local governments. The Company has restricted travel, upgraded the cleaning practices at its facilities and offices, implemented remote work arrangements for teammates wherever possible, reduced staffing in its production facilities and instituted social distancing measures.

Numerous countries around the globe, including places where Bunge operates production facilities or maintains offices, have implemented shelter-in-place or stay-at-home orders. In these locations, Bunge has been deemed an essential or life-sustaining operation. To date, the Company has not seen a significant disruption in its supply chain, has been able to mitigate logistics and distribution issues that have arisen, and substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows.

The Company’s strong balance sheet and access to committed capital will continue to be important in allowing it to reliably serve customers and remain an employer of choice for its global workforce. At the end of the first quarter of 2020, Bunge had $193 million in cash and short-term investments on hand and all of the $4.3 billion of its committed credit lines were unused and available. It also continues to have access to the capital markets at a competitive cost of funds.

4

➢	Outlook

While there is little visibility into the second half of the year, the current market environment and forward curves indicate that our full-year 2020 EPS will be lower than our original expectation.

In Agribusiness, based on the strong start to the year, as well as the soy crush capacity we have hedged for the second and third quarters, our full-year outlook has not meaningfully changed from our original guidance.

Results in Edible Oils, which will face reduced demand from the foodservice and biofuels channels due to the impacts of COVID-19 that are only partially offset by improvement at retail, are expected to be lower than our original outlook. Expected results in Milling continue to be in line with last year.

The outlook of our sugar and bioenergy joint venture has materially changed due to the steep drop in Brazilian ethanol prices and the impact of continued foreign exchange volatility, particularly in the second quarter.

Additionally, the Company expects the following for 2020: an adjusted annual effective tax rate in the upper end of the range of 19% to 23%; net interest expense of approximately $230 million; capital expenditures toward the low end of the range of $400 to $450 million; and depreciation and amortization of approximately $430 million.

➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, May 6, 2020 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (844) 735-3666. If you are located outside the United States or Canada, dial (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and presentations” in the “Investors” section of the company’s website. Select “Q1 2020 Bunge Limited Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on May 6, 2020, continuing through June 6, 2020. To listen to it, please dial (877) 344-7529 in the United States, (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 10142737. A replay will also be available in “Past events” at “Webcasts and presentations” in the “Investors” section of the company’s website.

➢	About Bunge Limited

Bunge (www.bunge.com, NYSE: BG) is a world leader in sourcing, processing and supplying oilseed and grain products and ingredients. Founded in 1818, Bunge’s expansive network feeds and fuels a growing world, creating sustainable products and opportunities for more than 70,000 farmers and the consumers they serve across the globe. The company is headquartered in St. Louis, Missouri and has almost 25,000 employees worldwide who stand behind more than 350 port terminals, oilseed processing plants, grain silos, and food and ingredient production and packaging facilities around the world.

5

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: the outcome and effects of portfolio rationalization initiatives; our ability to attract and retain executive management and key personnel;  industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 914-272-0297 news@bunge.com

6

➢	Additional Financial Information

The following tables provide a summary of certain gains and charges that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and total segment EBIT for the quarters ended March 31, 2020 and 2019.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Total Segment EBIT (5)
Quarter Ended March 31,	2020	2019	2020	2019	2020	2019

Agribusiness: (1)	$—	$(8)	$—	$(0.05)	$—	$(8)
Severance, employee benefit, and other costs	—	(2)	—	(0.01)	—	(2)
Impairment charges	—	(6)	—	(0.04)	—	(6)

Edible Oil Products: (2)	$—	$(1)	$—	$(0.01)	$—	$(1)
Acquisition and integration costs	—	(1)	—	(0.01)	—	(1)

Sugar & Bioenergy: (3)	$—	$(2)	$—	$(0.01)	$—	$(1)
Severance, employee benefit, and other costs	—	—	—	—	—	1
Sugar restructuring charges	—	(2)	—	(0.01)	—	(2)

Corporate and Other: (4)	$(3)	$(3)	$(0.02)	$(0.03)	$(5)	$(5)
Severance, employee benefit, and other costs	(3)	(3)	(0.02)	(0.03)	(5)	(5)

Total	$(3)	$(14)	$(0.02)	$(0.10)	$(5)	$(15)

7

Consolidated Earnings Data (Unaudited)

	Quarter Ended March 31,
(US$ in millions, except per share data)	2020	2019
Net sales	$9,173	$9,938
Cost of goods sold	(8,999)	(9,501)
Gross profit	174	437
Selling, general and administrative expenses	(295)	(305)
Foreign exchange gains (losses)	(6)	(7)
Other income (expense) – net	(51)	31
EBIT attributable to noncontrolling interest (a) (7)	8	(5)
Total Segment EBIT (5)	(170)	151
Interest income	7	7
Interest expense	(77)	(75)
Income tax (expense) benefit	55	(38)
Noncontrolling interest share of interest and tax (a) (7)	1	—
Net income (loss) attributable to Bunge (7)	(184)	45
Convertible preference share dividends	(8)	(8)
Adjustment of redeemable noncontrolling interest	(15)	—
Net income (loss) available to Bunge common shareholders	$(207)	$37

Net income (loss) per common share diluted attributable to Bunge common shareholders (8)	$(1.46)	$0.26
Weighted–average common shares outstanding - diluted	142	142

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

8

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended March 31,
(US$ in millions, except volumes)	2020	2019
Volumes (in thousands of metric tons):
Agribusiness	33,300	34,429
Edible Oil Products	2,349	2,309
Milling Products	1,148	1,105
Sugar & Bioenergy	86	816
Fertilizer	176	196

Net sales:
Agribusiness	$6,329	$6,919
Edible Oil Products	2,324	2,239
Milling Products	416	426
Sugar & Bioenergy	50	285
Fertilizer	54	69
Total	$9,173	$9,938
Gross profit:
Agribusiness	$(11)	$230
Edible Oil Products	128	148
Milling Products	46	48
Sugar & Bioenergy	2	(2)
Fertilizer	9	5
Corporate and Other	—	8
Total	$174	$437
Selling, general and administrative expenses:
Agribusiness	$(106)	$(112)
Edible Oil Products	(94)	(83)
Milling Products	(26)	(26)
Sugar & Bioenergy	(1)	(12)
Fertilizer	(4)	(3)
Corporate and Other	(64)	(69)
Total	$(295)	$(305)
Foreign exchange gains (losses):
Agribusiness	$(13)	$(9)
Edible Oil Products	7	2
Milling Products	(1)	2
Sugar & Bioenergy	—	(3)
Fertilizer	—	—
Corporate and Other	1	1
Total	$(6)	$(7)
Segment EBIT:
Agribusiness	$(127)	$141
Edible Oil Products	46	59
Milling Products	18	22
Sugar & Bioenergy	(50)	(19)
Fertilizer	5	2
Corporate and Other	(62)	(54)
Total Segment EBIT (5)	$(170)	$151

9

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(US$ in millions)	2020	2019
Assets
Cash and cash equivalents	$193	$320
Trade accounts receivable, net	1,616	1,705
Inventories (9)	5,451	5,038
Assets held for sale	51	72
Other current assets	3,789	3,113
Total current assets	11,100	10,248
Property, plant and equipment, net	3,830	4,132
Operating lease assets	756	796
Goodwill and other intangible assets, net	1,086	1,194
Investments in affiliates	686	827
Other non-current assets	1,138	1,120
Total assets	$18,596	$18,317

Liabilities and Equity
Short-term debt	$736	$771
Current portion of long-term debt	509	507
Trade accounts payable	3,368	2,842
Current operating lease obligations	217	216
Liabilities held for sale	3	4
Other current liabilities	3,189	2,255
Total current liabilities	8,022	6,595
Long-term debt	3,753	3,716
Non-current operating lease obligations	494	539
Other non-current liabilities	961	1,040
Total liabilities	13,230	11,890
Redeemable noncontrolling interest	394	397
Total equity	4,972	6,030
Total liabilities, redeemable noncontrolling interest and equity	$18,596	$18,317

10

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(US$ in millions)	2020	2019
Operating Activities
Net income (loss) (7)	$(193)	$50
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	(86)	37
Depreciation, depletion and amortization	113	139
Deferred income tax (benefit)	(68)	(3)
Impairment charges	1	9
Other, net	72	23
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(94)	(128)
Inventories	(751)	(94)
Secured advances to suppliers	(105)	(31)
Trade accounts payable and accrued liabilities	722	248
Advances on sales	(81)	(97)
Net unrealized (gain) loss on derivative contracts	589	(370)
Margin deposits	(204)	102
Marketable securities	121	(36)
Beneficial interest in securitized trade receivables	(430)	(244)
Other, net	(45)	(7)
Cash provided by (used for) operating activities	(439)	(402)
Investing Activities
Payments made for capital expenditures	(55)	(119)
Proceeds from investments	80	37
Payments for investments	(104)	(193)
Settlement of net investment hedges	—	(51)
Proceeds from beneficial interest in securitized trade receivables	423	275
Payments for investments in affiliates	(1)	(4)
Other, net	51	14
Cash provided by (used for) investing activities	394	(41)
Financing Activities
Net borrowings (repayments) of short-term debt	5	988
Net proceeds (repayments) of long-term debt	(3)	(398)
Proceeds from the exercise of options for common shares	2	5
Dividends paid to common and preference shareholders	(79)	(79)
Other, net	(9)	(3)
Cash provided by (used for) financing activities	(84)	513
Effect of exchange rate changes on cash and cash equivalents and restricted cash	2	6
Net increase (decrease) in cash and cash equivalents and restricted cash	(127)	76
Cash and cash equivalents and restricted cash - beginning of period	322	393
Cash and cash equivalents and restricted cash - end of period	$195	$469

11

➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT excludes EBIT attributable to noncontrolling interests and is the aggregate of the earnings before interest and taxes of each of our reportable segments’ together with our corporate and other activities. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT. Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended March 31,
(US$ in millions)	2020	2019
Net income (loss) attributable to Bunge	$(184)	$45
Interest income	(7)	(7)
Interest expense	77	75
Income tax expense (benefit)	(55)	38
Noncontrolling interest share of interest and tax	(1)	—
Total Segment EBIT	(170)	151
Certain (gains) and charges	5	15
Total Segment EBIT, adjusted	$(165)	$166

12

➢	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income attributable to Bunge to Net income (loss) - adjusted (excluding certain gains & charges).

	Quarter Ended March 31,
(US$ in millions, except per share data)	2020	2019
Net Income (loss) attributable to Bunge	$(184)	$45
Adjusted for certain gains and charges:
Severance, employee benefit, and other costs	3	5
Impairment charges	—	6
Sugar restructuring charges	—	2
Acquisition and integration costs	—	1
Adjusted Net Income attributable to Bunge	(181)	59
Convertible preference shares dividends	(8)	(8)
Net income (loss) - adjusted (excluding certain gains & charges)	$(189)	$51
Weighted-average common shares outstanding - diluted	142	142
Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges)	$(1.34)	$0.36

Below is a reconciliation of Net income (loss) per common share - diluted, adjusted (excluding certain gains & charges) to Net income (loss) per common share–diluted:

	Quarter Ended March 31,
	2020	2019
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain gains & charges)	$(1.34)	$0.36
Certain gains & charges (see Additional Financial Information section)	(0.02)	(0.10)
Adjustment of redeemable noncontrolling interest (12)	(0.10)	—
Net income (loss) per common share - diluted	$(1.46)	$0.26

13

➢	Notes

(1) Agribusiness:

2019 first quarter EBIT included $2 million of program costs related to the Global Competitiveness Program (GCP), included in Selling, general and administrative expenses (SG&A). 2019 first quarter EBIT also includes a $6 million PP&E impairment charge related to a crush facility in China, included in Cost of goods sold (COGS).

(2) Edible Oil Products:

2019 first quarter EBIT included $1 million of acquisition and integration costs related to the acquisition of IOI Loders Croklaan (Loders), included in SG&A.

(3) Sugar & Bioenergy:

2019 first quarter EBIT included a $1 million credit related to an adjustment of previously-recorded severance and other employee benefit costs associated with the GCP, included in SG&A. 2019 first quarter EBIT also included $2 million in restructuring charges, included in COGS.

(4) Corporate and Other:

2020 first quarter EBIT includes $5 million of charges related to the relocation of Bunge’s global headquarters from White Plains, New York to St. Louis, Missouri, included in SG&A.

2019 first quarter EBIT included GCP related charges of $5 million, comprising $3 million of severance and other employee benefit costs and $2 million for other program costs, all of which were included in SG&A.

Notes to Financial Tables:

(5)        See Definition and Reconciliation of Non-GAAP Measures.

(6)	Corporate and Other represents the reconciliation between the totals for reportable segments and Bunge’s consolidated totals. Corporate items generally include salaries and overhead for corporate functions, and Other generally comprises the results of Bunge Ventures and the Company’s securitization, captive insurance and other activities. Corporate and Other EBIT, adjusted, is as follows:
	Three Months Ended March 31,
	2020	2019
Corporate	$(64)	$(64)
Ventures and Other	7	15
Corporate and Other EBIT, adjusted	$(57)	$(49)

(7)        A reconciliation of Net income (loss) attributable to Bunge to Net income (loss) is as follows:

	Three Months Ended March 31,
	2020	2019
Net income (loss) attributable to Bunge	$(184)	$45
EBIT attributable to noncontrolling interest	(8)	5
Noncontrolling interest share of interest and tax	(1)	—
Net income (loss)	$(193)	$50

14

(8)	Approximately 7 million and 5 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the quarters ended March 31, 2020 and 2019, respectively. Additionally, approximately 8 million weighted-average common shares that are issuable upon conversion of the convertible preference shares were not dilutive and not included in the weighted-average number of shares outstanding for the quarters ended March 31, 2020 and 2019.
(9)	Includes readily marketable inventories of $4,279 million and $3,934 million at March 31, 2020 and December 31, 2019, respectively. Of these amounts, $3,083 million and $2,589 million, respectively, can be attributable to merchandising activities.
(10)	The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is partially conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.

(11)       A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations is as follows:

Trailing Four Quarters Ended March 31, 2020
Cash provided by (used for) operating activities	$(845)
Foreign exchange gain (loss) on net debt	(16)
Working capital changes	1,624
Adjusted funds from operations	$763
(12)	For the reconciliation of Net income (loss) per common share - diluted adjusted (excluding certain gains & charges) or (“Adjusted EPS”) to Net income (loss) per common share - diluted or (“GAAP EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a charge to retained earnings associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption amount, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

Bunge’s management excludes the “Adjustment of redeemable noncontrolling interest” from its calculation of Adjusted EPS, on the basis that they are non-recurring to the Company’s operations. However, such charges will reverse in the future only to the extent that Loders’ net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.

15